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                                                                  EXHIBIT (b)(3)


                        BROKER-DEALER SELLING AGREEMENT

         AGREEMENT by and between Connecticut General Life Insurance Company, a Connecticut corporation ("CG Life"), CIGNA Financial Advisors, Inc. ("CFA"), a registered broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, and a member of the National Association of Securities Dealers, Inc. ("NASD"); and ________________________ _____________ ("Broker-Dealer"), also a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the NASD.

                                  WITNESSETH:

         WHEREAS, CG Life proposes to have Broker-Dealer's registered representatives ("Representatives") who are also licensed to sell insurance in appropriate jurisdictions solicit and sell certain variable Insurance Contracts (the "Policies") more particularly described in this Agreement and which are deemed to be securities under the Securities Act of 1933; and

         WHEREAS, CG Life has appointed CFA as the Principal Distributor of the Policies and has agreed with CFA that CFA shall be responsible for the training and supervision of such Representatives, with respect to the solicitation and offer or sale of any of the Policies, and also for the training and supervision of any other "persons associated" with Broker-Dealer who are engaged directly or indirectly therewith; and CFA proposes to delegate, to the extent legally permitted, said supervisory duties to Broker-Dealer; and

         WHEREAS, CG Life and CFA propose to have Broker-Dealer provide certain administrative services as described within this Agreement to facilitate solicitations for and sales of the Policies.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Appointment of Broker-Dealer. CG Life and CFA hereby appoint Broker-Dealer to sell the Policies through its Representatives and to provide certain administrative services to facilitate solicitations for and sales of the Policies.

         2. The Policies. The Policies issued by CG Life to which this Agreement applies are listed in Exhibit A. Exhibit A may be amended from time-to-time by CG Life. CG Life in its sole discretion and

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without notice to Broker-Dealer, may suspend sales of any Policies or may amend any policies or contracts evidencing such Policies if, in CG Life's opinion, such suspension or amendment is; (1) necessary for compliance with federal, state, or local laws, regulations, or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to CG Life. In all other situations, CG Life shall provide 30 days notice to Broker-Dealer prior to suspending sales of any Policies or amending any policies or contracts evidencing such Policies.

         3. Securities Licensing. Broker-Dealer shall, at all times when performing its functions under this agreement, be registered as a securities broker with the SEC and NASD and licensed or registered as a securities broker-dealer in the states and other local jurisdictions that require such licensing or registration in connection with variable insurance contract sales activities or the supervision of Representatives who perform such activities in the respective location.

         4. Insurance Licensing. Broker-Dealer shall, at all times when performing its functions under this agreement, be validly licensed as an insurance agency in the states and other local jurisdictions that require such licensing or registration in connection with Broker-Dealer's variable insurance contract sales activities, or maintain a validly licensed insurance agency subsidiary in those states in which Broker-Dealer cannot obtain a corporate agent's license.

         5. Appointments. Broker-Dealer shall assist CG Life in the appointment of Representatives under the applicable insurance laws to sell the Policies. Broker-Dealer shall fulfill all requirements set forth in the General Letter of Recommendation, attached as Exhibit B, in conjunction with the submission of licensing/appointment papers for all applicants as insurance agents of CG Life. All such licensing/appointment papers should be submitted to CG Life or its duly appointed agent by Broker-Dealer. Notwithstanding such submission, CG Life shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative as an insurance agent of CG Life.

         6. Securing Applications. All applications for Policies shall be made on application forms supplied by CG Life and all payments collected by Broker-Dealer or any Representative of Broker-Dealer shall be remitted promptly in full, together with such application forms and any other required documentation, directly to CG Life at the address indicated on such application or to such other address as CG Life may, from time-to-time, designate in writing. Broker-Dealer shall review all such applications for completeness. Checks or money orders in payment on any such Policy shall be drawn to the order of "Connecticut General Life Insurance Company." All applications are subject to acceptance or

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rejection by CG Life at its sole discretion. All records or information obtained hereunder by Broker-Dealer shall not be disclosed or used except as expressly authorized herein, and Broker-Dealer will keep such records and information confidential, to be disclosed only as authorized or if expressly required by federal or state regulatory authorities.

         7. Money Received by Broker-Dealer. All money payable in connection with any of the Policies, whether as premium or otherwise, and whether paid by or on behalf of any policyholder, contract owner or anyone else having an interest in the Policies, is the property of CG Life and shall be transmitted immediately in accordance with the administrative procedures of CG Life without any deduction or offset for any reason, including by example, but not limitation, any deduction or offset for compensation claimed by Broker-Dealer.

         8. Supervision of Representatives. Broker-Dealer shall have full responsibility for the training and supervision of all Representatives associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Policies, and all such persons shall be subject to the control of Broker-Dealer with respect to such persons' securities regulated activities in connection with the Policies. Broker-Dealer will cause the Representatives to be trained in the sale of the Policies; will cause such Representatives to qualify under applicable federal and state laws to engage in the sale of the Policies; will cause such Representatives to be registered representatives of Broker- Dealer before such Representatives engage in the solicitation of applications for the Policies; and will cause such Representatives to limit solicitation of applications for the Policies to jurisdictions where CG Life has authorized such solicitation. Broker-Dealer shall cause such Representatives, qualifications to be certified to the satisfaction of CFA and shall notify CFA if any Representative ceases to be a registered representative of Broker-Dealer or ceases to maintain the proper licensing required for the sale of the Policies. Each party shall be liable for its own negligence and misconduct hereunder.

         9. Representatives Insurance Compliance. Broker-Dealer, prior to allowing its Representatives to solicit for sales or sell the Policies, shall require such representatives to be validly insurance licensed, registered and appointed by CG Life as a variable annuity agent in accordance with the jurisdictional requirements of the place where the solicitations and sales take place as well as the solicited person's or entity's place of residence.

         10. Compliance with NASD. Rules of Fair Practice and Federal and State Securities Laws. Broker-Dealer shall fully comply with the requirements of the National Association of Securities Dealers, Inc. and

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of the Securities Exchange Act of 1934 and all other applicable federal or state laws and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the Representatives. Upon request by CFA, Broker-Dealer shall furnish such appropriate records as may be necessary to establish such diligent supervision.

         11. Notice of Representative's Non-compliance. In the event a Representative fails or refuses to submit to supervision of Broker-Dealer or otherwise fails to meet the rules and standards imposed by Broker-Dealer on its Representatives, Broker-Dealer shall advise CFA of this fact and shall immediately notify such Representative that he or she is no longer authorized to sell the Policies and Broker-Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Policies.

         12. Prospectuses, Sales Promotion Material and Advertising. Broker-Dealer shall be provided, without any expense to Broker-Dealer, with prospectuses relating to the Policies and such other material as CFA determines to be necessary or desirable for use in connection with sales of the Policies. No sales promotion materials or any advertising relating to the Policies shall be used by Broker-Dealer unless the specific item has been approved in writing by CFA.

         In addition, Broker-Dealer shall not print, publish or distribute any advertisement, circular or any document relating to CG Life unless such advertisement, circular or document shall have been approved in writing by CG Life; provided, however, that nothing herein shall prohibit Broker-Dealer from advertising variable insurance in general or on a generic basis.

         Upon termination of this Agreement, all prospectuses, sales promotion material, advertising, circulars, and documents relating to the sales of the Policies shall be promptly turned over to CG Life free from any claim or retention of rights by the Broker-Dealer.

         13. Right of Rejection. Broker-Dealer and/or CG Life each in their sole discretion, may reject any applications or payments remitted by Representative through the Broker-Dealer and may refund an applicant's payments to the applicant. In the event such refunds are made and if Broker-Dealer has received compensation based on an applicant's payment that is refunded, Broker-Dealer shall promptly repay such compensation to CG Life. If repayment is not promptly made, CG Life may at its sole option deduct any amounts due it from Broker-Dealer from future commissions otherwise payable to Broker-Dealer. This provision shall survive termination of this Agreement.

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         14.     Compensation.

                 (a) Sales concessions payable to Broker-Dealer in connection with the Policies shall be paid by CG Life to the Broker-Dealer. CFA will provide Broker-Dealer with a copy of CG Life's current Schedule of Sales Concessions. These fees and commissions will be paid as a percentage of premiums received in cash or other legal tender and accepted by CG Life on applications obtained by the various Representatives of the Broker-Dealer.
Upon termination of this Agreement, all compensation to the Broker-Dealer hereunder shall cease; however, Broker-Dealer shall continue to be liable for any chargebacks or for any other amounts advanced by or otherwise due CG Life hereunder.

                 (b) CG Life shall pay any sales concessions due Broker-Dealer within fifteen (15) days after the end of the calendar month in which premiums upon which such sales concessions are based are accepted by CG Life.

                 (c) CG Life may, upon at least ten (10) days prior written notice to Broker-Dealer, change the Schedule of Sales Concessions. Any such change shall be by written amendment of the particular schedule or schedules and shall apply to compensation due on applications received by CG Life after the effective date of such notice.

                 (d) If Broker-Dealer or any Representative of Broker-Dealer shall rebate or offer to rebate all or any part of a premium on a Policy issued by CG Life in violation of applicable state insurance laws or regulations, or if Broker-Dealer or any Representative of Broker-Dealer shall withhold any premium on any Policy issued by CG Life, the same may be grounds for termination of this Agreement by CG Life. If Broker-Dealer or any Representative of Broker- Dealer shall at any time induce or endeavor to induce any owner of a Policy to relinquish the Policy except under circumstances where there is reasonable grounds for believing the policy, contract or certificate is not suitable for such person, any and all compensation due Broker-Dealer hereunder shall cease and terminate.

                 (e) Nothing in this Agreement shall be construed as giving Broker-Dealer the right to incur daily indebtedness on behalf of CG Life. Broker-Dealer hereby authorizes CG Life to set off liabilities of Broker-Dealer to CG Life against any and all amounts otherwise payable to Broker-Dealer by CG Life.

         15. Policy Delivery. CG Life may, upon written request of Broker-Dealer, transmit Policies to Broker-Dealer for delivery to Policyowners. Broker-Dealer hereby agrees to deliver all such Policies to Policy owners within Ten (10) days of their receipt by Broker-Dealer

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from CG Life. Broker-Dealer agrees to indemnify and hold-harmless CG Life for any and all losses caused by Broker-Dealer's failure to perform the undertakings described in this paragraph. Broker-Dealer hereby authorizes CG Life to set off any amount it owes CG Life under this paragraph against any and all amounts otherwise payable to Broker-Dealer by CG Life.

         16. Waiver. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         17. Independent Contractors. CG Life and CFA are independent contractors with respect to Broker-Dealer and to Representatives.

         18. Limitations. No party other than CG Life shall have the authority on behalf of CG Life to make, alter, or discharge any policy, contract, or certificate issued by CG Life, to waive any forfeiture or to grant, permit, nor extend the time for making any payments nor to guarantee earnings or rates, nor to alter the forms which CG Life may prescribe or substitute other forms in place of those prescribed by CG Life, nor to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of CG Life.

         19. Fidelity Bond. Broker-Dealer represents that all directors, officers, employees and Representatives of Broker-Dealer who are licensed pursuant to this Agreement as CG Life agents for state insurance law purposes or who have access to funds of CG Life, including but not limited to funds submitted with applications for the Policies or funds being returned to owners, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the NASD Rules of Fair Practice. CG Life may require evidence, satisfactory to it, that such coverage is in force and Broker-Dealer shall give prompt written notice to CG Life of any notice of cancellation or change of coverage.

         Broker-Dealer assigns any proceeds received from the fidelity bonding company to CG Life to the extent of CG Life's loss due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay CG Life such amount on demand and Broker-Dealer hereby indemnifies and holds harmless CG Life from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

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         20.     Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns; provided that Broker-Dealer may not assign this Agreement or any rights or obligations hereunder without the prior written consent, of CG Life, which consent shall not be unreasonably withheld.

         21. Regulations. All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted, and to provide information or reports with respect to their duties hereunder pursuant to request by any regulatory authority having jurisdiction with respect thereto.

         22. Notices. All notices or communications shall be sent to the addresses shown below or to such other address as the party may request by giving written notice to the other parties:

                                  Connecticut General Life Insurance Company
                                  Hartford, CT 06152

                                  Attn: Annuity Marketing Department

                                           S - 351

                                  CIGNA Financial Advisors, Inc.
                                  Hartford, CT 06152

                                  Broker-Dealer:


                                  ------------------------------------

                                  ------------------------------------

                                  ------------------------------------


         23. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Connecticut.

         24. Amendment of Agreement. CG Life reserves the right to amend this Agreement at any time, and the submission of an application by Broker-Dealer after notice of any such amendment has been sent to the other parties shall constitute the other parties' agreement to any such amendment.

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         25.     Termination. This Agreement may be terminated, without cause, by any party upon thirty (30) days prior written notice; and may be terminated, for failure to perform satisfactorily or other cause, by any party immediately; and shall be terminated if CFA or Broker-Dealer shall cease to be registered Broker-Dealers under the Securities Exchange Act of 1934 and members of the NASD.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:
   ---------------------------------------------
                 , Senior Vice President

CIGNA FINANCIAL ADVISORS, INC.

By:
   ---------------------------------------------
                 , Vice President

BROKER-DEALER

------------------------------------------------
Name of Firm


Name:
     -------------------------------------------
                 (Please Type)

  By:
     -------------------------------------------
                 (Signature)

Dated:
      ------------------------------------------


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                                   EXHIBIT A

"AIM/CIGNA HERITAGE VARIABLE ANNUITY" - FORM AN400


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                                   EXHIBIT B

                        General Letter of Recommendation

         BROKER-DEALER hereby certifies to Connecticut General Life Insurance Company ("CG Life") that all the following requirements will be fulfilled in conjunction with the submission of appointment papers for all applicants as agents of CG Life submitted by BROKER-DEALER. BROKER-DEALER will, upon request, forward proof of compliance with same to CG Life in a timely manner.

1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence, business reputation, and experience and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable annuity agent of CG Life. This inquiry and background investigation has included a credit and criminal check on each applicant. Based upon our investigation, we vouch for each applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for CG Life to hold himself out in good faith to the general public.

2. We have on file a B-300, B-301, or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.

         The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license or appointment and all the findings of all investigative information is favorable.

3. We certify that all educational requirements have been met for the specific state each applicant is licensed in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

4. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.

5. We will not permit any applicant to transact insurance as an agent until duly licensed and appointed by CG Life. No applicants have

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         been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority applied for is received.


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